UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Trevena, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

IMPORTANT NOTICE

Dear Stockholder,

Trevena, Inc. (the “Company”) convened and adjourned its 2024 Special Meeting of Stockholders (the “Special Meeting”), initially scheduled for March 21, 2024.

In order to allow for additional solicitation time with respect to Proposal #1, we adjourned the Special Meeting to reconvene on April 19, 2024 at 8:30 a.m. Eastern Time.

Proposal #1 is the approval to authorize the issuance of shares of our common stock, par value $0.001 per share, underlying certain warrants issued by us pursuant to that certain Securities Purchase Agreement, dated as of December 27, 2023, by and between us and the investor named on the signatory thereto, and that certain Inducement Letter, dated as of December 27, 2023, by and between us and the investor named on the signatory page thereto, in an amount equal to or in excess of 20% of our Common Stock outstanding immediately prior the issuance of such warrants.

We encourage stockholders who have not yet executed a proxy vote to do so now.

The Board of Directors recommends a vote FOR Proposal 1.

You are receiving this letter as our records indicate your shares have not been voted and every vote counts!

Stockholders who have already voted need not submit another vote unless they wish to change their vote.

Please vote your shares of stock now so that your vote can be counted without delay. You may use one of the options below to ensure that your vote is promptly recorded in time for the Special Meeting:

▪	VOTE BY TOUCH-TONE PHONE: You may cast your vote by calling the toll-free number on the enclosed voting instruction form. Follow the instructions on your voting instruction form to cast your vote.

▪	VOTE VIA THE INTERNET: You may cast your vote by logging onto the website identified on the enclosed voting instruction form and following the instructions on the screen.

▪	VOTE BY MAIL: You may cast your vote by mail by completing, signing, dating and mailing the enclosed voting instruction form in the postage-prepaid return envelope provided.

If you have any questions or require further assistance in voting your shares, please contact our proxy solicitation agent Alliance Advisors Toll Free: 833-501-4709 or via email at TRVN@allianceadvisors.com.

Thank you.

Sincerely,

Carrie Bourdow

President & CEO, Trevena, Inc.